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                                                                   Exhibit 10.36

                                   AGREEMENT


         This Agreement made and entered into this 2nd day of October, 1997, by and between WJAC-TV (hereinafter referred to as "Employer") and International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States of America, TBSE, Local 902 (hereinafter referred to as "Union"):


                                  WITNESSETH:

         WHEREAS, the Union was duly certified by the National Labor Relations Board as the exclusive bargaining agent of a unit of employees engaged in television broadcasting at television station WJAC in Johnstown, Pennsylvania, and its other facilities;

         WHEREAS, the parties hereto desire to enter into a new Agreement to establish the standards and conditions under which such employees shall work for the Employer during the term hereof, replacing and cancelling the previous collective bargaining agreement in place for the bargaining unit which was scheduled to expire on October 31, 1997.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree as follows:


                                BASIC PRINCIPLES

         The Employer and the Union have a common and sympathetic interest in the television broadcasting business. Both parties recognize the benefits to be realized from harmonious relations between them and the advantage of peaceful and common sense adjustment of any differences.

         Every effort will be made to settle all disputes and controversies amicably. Accordingly, the Union and the Employer shall immediately bring to the attention of each other all matters which may require adjustment and shall acquaint each other with all problems which may arise and which are of mutual interest.
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                                   ARTICLE I
                                  RECOGNITION

         Section 1 -- Scope of Jurisdiction: The Employer recognizes the Union as the exclusive bargaining representative of all full-time and part-time employees of the Employer engaged in television broadcasting at its television station WJAC in Johnstown, Pennsylvania and said station's facilities, as noted in Article VI (Wages and Compensation), and excluding all sales and traffic department employees, clerical and reception employees, accounting department employees, program director, program assistant, promotion director, promotion assistant, production/operations supervisor, chief engineer, assistant chief engineers, news director, assistant news directors, producer/directors, assignment manager, news, weather, and sports anchors for 5:00 p.m., 5:30 p.m., 6:00 p.m. and 11:00 p.m. broadcasts, and all other supervisors, and guards as defined in the Act.

         The Union warrants that it is the representative of the majority of the employees included in the unit for the purposes of collective bargaining with respect to rates of pay, hours, and other terms and conditions of employment.

         The Employer may enter into personal services agreements with anchors and reporters in the bargaining unit upon mutually agreeable terms and conditions as long as the terms of such individual agreements meet or exceed the requirements of this Agreement.

         Section 2 -- "Facilities": The term "facilities" shall include the broadcasting equipment used at the station operation sites of WJAC, including the transmitter, mobile or remote operations of such station.


                                   ARTICLE II
                                 UNION SECURITY

         Section 1 -- Union Membership: As a condition of continued employment, all employees covered under this Agreement shall be required to become and remain members of the Union, to the extent of tendering the periodic dues and initiation fees, on or after the thirtieth (30th) day of their employment, or the execution of this Agreement. The failure of an employee to so tender the required dues and initiation fees and to maintain membership in good standing therein shall obligate the Employer to discharge such employee within ten (10) days after receipt of written demand from the Union for such discharge, such demand to set forth specifically the ground thereof, and if the ground be the failure to satisfy their financial obligation to the Union, then the amount thereof and whether such amount represents dues, assessments, or initiation fee.

         Section 2 -- Check-Off: The Employer shall deduct from each employee's wages the amount of the Union dues, as specified by the Union, of all employees covered by this Agreement who have voluntarily provided the Employer with a written assignment authorizing such deductions. Such deductions to be remitted to the Union on a monthly basis accompanied





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by a remittance report indicating the names of the employees, the gross wages, and the amount deducted.

         The Union agrees to indemnify the Employer against any and all charges, suits or claims for damages and penalties that shall arise out of or by reason of any action that shall be taken by the Employer for the purpose of complying with the foregoing provision.

         Section 3 -- Non-Discrimination: Neither the Employer nor the Union shall discriminate in any manner against any of the employees by reason of any past or future activity on the part of the employees in the affairs of the Union.

         Section 4 -- New Hires: When the Employer requires additional personnel, it shall make reasonable effort to offer available opportunities to current qualified employees. Furthermore, the Employer shall notify the Union for the purpose of providing equal opportunity with all other sources to furnish suitable applicants. This provision shall not interfere with the Employer's right, in its sole discretion, to select the new employee, regardless of source.

         Within ten (10) calendar days after the hiring of any new bargaining unit employee, the Employer shall furnish in writing to the Union the name, date of hire and job classification of the new employee.

         Section 5 -- Access to Premises: For the purposes of administrating this Agreement, an authorized agent of the Union shall have reasonable rights of visitation and inspection at the station and its facilities during normal working hours; provided, however, that the exercise thereof shall not interfere with, nor interrupt, the Employer's normal course of business and operations.

         Section 6 -- Shop Steward: The Employer shall recognize the Union Steward as the on-site representative of the Union. It shall be the responsibility of the Steward to ensure compliance with the terms and conditions of this Agreement on the part of both the Employer and employees. The Steward shall receive the cooperation of all Supervisors in so doing and shall be permitted reasonable opportunity to fulfill that responsibility without disrupting the operation of the Station.

         Section 7 -- Union Bulletin Board: The Employer shall designate where, and grant permission to the Union, to place two bulletin boards at the Station for the posting of information pertaining to its members.

         Section 8 -- Subcontracting: The Employer may engage in reasonable subcontracting. If a decision to subcontract is made, the Employer will bargain with the Union over the impact and effects of such contracting as it relates to the bargaining unit. This provision shall be utilized for the purpose of allowing the Employer to maintain its standards of equipment and operation at the Station where it does not have sufficiently qualified employees to perform such tasks.





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         Nothing in this provision shall restrict the Employer's right to utilize the services of news stringers outside a fifty (50) mile radius from the Station. This limitation shall not apply to planned Friday night coverage of high school football contests.

         Section 9 -- Part-Time Employees: Part-time employees may be utilized to perform bargaining unit work on a daily basis. Individual part-time employees may not be normally scheduled to work more than twenty-four (24) hours in any seven (7) day period commencing with such employee's first work day in that period. Such part-time employees shall not be scheduled to work beyond twelve (12) consecutive hours on any day.

         The above limitation on maximum hours per week shall not apply to part-time employees who performed services at WJAC prior to the commencement of this Agreement.

         Section 10 -- Performance of Bargaining Unit Work: Nothing shall prevent nonbargaining unit personnel from performing bargaining unit work in the case of emergency, instructional or training purposes, or vacation relief, nor shall it prevent the Station from temporarily assigning bargaining unit employees to nonbargaining positions or promoting same to nonbargaining unit positions.

         Section 11 -- Interns: The Station may utilize the services of interns or others who qualify as persons with special needs for the purposes of broadcast training, course credit or mentoring programs. Such persons may be utilized to assist the Station in its operations and will perform services under the general supervision of Station Management and bargaining unit employees. Interns may not be used in a manner which supplants bargaining unit positions.


                                  ARTICLE III
                            DISCIPLINE AND DISCHARGE

         Section 1 -- Just Cause: No employee covered by this Agreement who has completed his or her probationary period shall be suspended, demoted or dismissed without just and sufficient cause. Without limitation on the Employer's right to determine grounds for discipline or discharge, the following items are listed as examples of just and sufficient cause for termination:

                 o      Violation of safety or security regulations.
                 o      Excessive absenteeism or tardiness.
                 o      Falsification of records or information.
                 o      Theft of Station or another employee's property.
                 o      Possession of firearms or weapons on Station property.
                 o Deliberate destruction of or damage to Station property, equipment, or the property of a fellow employee.
                 o Bringing or selling intoxicants or narcotics, having intoxicants or narcotics in one's possession, or being under the influence of an intoxicant or narcotic on Company property or while on Company business.


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                 o       Performing personal work on Company time.
                 o Improper conduct, such as sexual harassment or any other behavior recognized as improper by a reasonable and prudent individual.
                 o       Unsatisfactory job performance or neglect of duty.
                 o       Violation of any Company rules.
                 o       Insubordination.

         Section 2 -- Interviews and Investigations: The Employer will ensure that employees shall have the opportunity to have a Union representative present at any interview or investigation conducted by the Employer or its Representatives if the charges against the employee could lead to discharge.


                                   ARTICLE IV
                                     HOURS

         Section 1 -- Work Week: The basic work week for all covered employees shall consist of a forty (40) hour week in five (5) days at eight (8) hours per day with two (2) consecutive days off, or such other combination of days and hours as deemed appropriate by the Employer (i.e., four (4) days at ten (10) hours per day) as long as the employee is not subject to split shifts, and, further, is scheduled so as to receive at least two (2) consecutive days off. The work day shall be exclusive of a one-hour or one-half hour unpaid lunch break, which shall be determined on a case-by-case basis by the Department
Head in consultation with the General Manager.

         Work day hours are to be on a regularly scheduled basis subject to changes if not less than five (5) days notice posted by Noon, Tuesday for the week subsequent.

         Section 2 -- Minimum Call: Once an employee has left the premises at the conclusion of his or her shift, the minimum call for all overtime work shall be four (4) hours. Employees shall be required to work the entire call when pre-scheduled. When called in for an emergency, the employee shall be released upon resolution of said emergency, and overtime pay shall only be paid for those hours actually worked.

         Section 3 -- Tour of Duty: A tour of duty beginning in one day and continuing into the following day shall be considered as one assignment and attributed to and deemed to have been performed in total on the day when such tour was started.

         Section 4 -- Preparatory Time: Employees scheduled for the Monday sign-on duties shall be scheduled in at least twenty (20) minutes prior to air time for the purpose of preparing equipment, checking logs and programs.

         Section 5 -- Closedown Time: Employees scheduled for the Sunday sign-off duties shall be given four (4) minutes after the official log sign-off time, for the purpose of making equipment checks and accomplishing other work necessary in closing down the station.




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         Section 6 -- Turn Around:  There shall be a break of at least eight (8)
hours between the termination of the employee's last work shift and the commencement of his/her next work shift. Employees who are required to work during their turnaround periods will receive time and one-half compensation for the hours worked by them during the turnaround period.


                                   ARTICLE V
                                    OVERTIME

         Section 1 -- Overtime:

         A. Employees who work in excess of forty (40) hours within the basic work week shall be paid for such overtime work at time and one-half the straight time rate of pay. At the Employer's option, an employee may be given an amount of time equal to the amount of overtime hours in compensating time off during the current work week and be paid at the straight time rate of pay. The appropriate amount of time must be taken in the current work week. Any unused compensation time, at the end of a work week shall be paid for at one and one-half the straight time rate of pay.

         B. When a single shift exceeds twelve (12) hours of work or when more than twelve (12) hours is worked in a calendar day, compensation time will be accrued at time and one-half for the amount of time in excess of twelve (12) hours.

         C. All overtime and premium time shall be computed to the next quarter hour based on the completion of more than fifty (50%) percent of the quarter hour being worked. For the purpose of this provision, eight (8) minutes shall constitute fifty (50%) percent of the quarter hour. This will apply to all quarter hours including the first quarter hour.

         D. Employees entitled to overtime pay for work performed under two or more provisions of this Agreement shall receive the highest rate provided for such hours of work, but overtime shall not be compounded or paid twice for the same hours worked, and in no case shall overtime be pyramided upon overtime.


                                   ARTICLE VI
                              WAGES & COMPENSATION

         Section 1 -- Schedule of Wages: During the term of this Agreement, starting annual salary for employees hired after October 1, 1997, covered by this Agreement shall be as follows:

         A.      Classification                           Entry Level
                 --------------                           -----------
                 Production Assistant, Directors            $14,000
                 Maintenance Technician                     $14,000
                 Photojournalist, Videographer              $15,000
                 Anchor/Reporter                            $15,000
                 Master Control/Audio Tape                  $13,500





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                 The above minimum salaries are to be prorated on an hourly basis for determination of overtime rates, etc.

                 Nothing in this Agreement shall prevent the Employer and new employee from agreeing to a higher entry level wage. Any increases thereafter acquired by virtue of the terms of this Agreement shall be added to the higher entry level wages so agreed upon.

         B. Full-time employees hired prior to October 1, 1997, who have completed their probationary period shall have their individual annual base wage rates increased by $100.00 and thereafter receive the following increases to their pre-existing base wages:

            Effective 10/1/1997         if earning less than $10.00/hr. . . . . . . .7%
                                        if earning is greater than $10.00/hr.
                                           but less than $12.00/hr. . . . . . . . . .4%
                                        if earning more than $12.00/hr .  . . . . . .3%

            Effective 10/1/1998         if earning less than $10.00/hr.   . . . . . .7%
                                        if earning is greater than $10.00/hr.
                                           but less than $12.00/hr. . . . . . . . . .4%
                                        if earning more than $12.00/hr .  . . . . . .3%


            Effective 10/1/1999         three (3%) percent
            Effective 10/1/2000         three (3%) percent
            Effective 10/1/2001         three (3%) percent

         C. Part-time employees hired prior to October 1, 1997, shall receive the following increases to their pre-existing hourly rates:

            Effective 10/1/1997         three (3%) percent
            Effective 10/1/1998         three (3%) percent
            Effective 10/1/1999         three (3%) percent
            Effective 10/1/2000         three (3%) percent
            Effective 10/1/2001         three (3%) percent

         If a part-time employee was earning less than Six Dollars and Fifty Cents ($6.50) per hour at the commencement of this Agreement, his or her hourly rate shall be increased to $6.50 and thereafter, further increased by three (3%) percent to reflect the 10/1/97 adjustment noted above.

         D. New part-time employees hired after October 1, 1997, shall receive the following rate for hours worked during their first year of employment: Six Dollars and Fifty Cents ($6.50) per hour. Thereafter, after completion of each full year of employment, such part-time employee shall receive an increase of three (3%) percent for each successive full year of employment completed.




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         Section 2 -- Contract Signing Bonus:  In addition to other forms of compensation and adjustments to be received under this Agreement, employees in the following wage ranges shall receive, within fifteen (15) days of the commencement of this Agreement, a one-time bonus which shall not be added to such employee's base wages as follows:

            Wage Rate on September 30, 1997                    Bonus
            -------------------------------                    -----
                 if less than $8.00/hr.                         $500
                 if greater than $8.00/hr. but                  $250
                    less than $10.00/hr.
                 if part-time employee                          $100

         Section 3 -- Travel: Any time spent traveling to locations other than the employee's normal reporting place shall be paid for in the manner of any other time worked. When called in on an emergency basis, employees shall be compensated at the applicable hourly rate starting at the time of notification and concluding upon their return home.

         Section 4 -- Employee Vehicles: Employees required to use their personal vehicles in the execution of Company business shall be reimbursed at the Internal Revenue Code rate per mile, plus all tolls and parking fees. Employees must have a valid state driver license and the state's minimum required insurance. Employees agree to abide by the same rules for the operation of station-owned vehicles as outlined in the employee handbook.

         The Employer shall provide travel-accident insurance for all employees traveling on Company business.

         Section 5 -- Meal and Lodging Allowance: Upon submission of appropriate documentation, pursuant to IRS requirements, the Company shall reimburse or advance employees for all meal and lodging expenses incurred or to be incurred by employees who are required to perform services outside of the City of Johnstown. Prior approval of the Employer is required for allowances under this section.


                                  ARTICLE VII
                                    HOLIDAYS

         Section 1 -- Holidays:   Employees covered by this Agreement shall
receive the same paid holidays as provided nonbargaining unit employees pursuant to the employee handbook. These include three (3) fixed holidays (New Year's Day; Thanksgiving Day; Christmas Day) plus six (6) personal holidays as noted below. If the Employer so requires, the employee shall work on such holiday(s).

         Section 2 -- Fixed Holiday Pay: Where any of the fixed holidays fall on a full-time employee's day off, during a vacation or while on an ordered military leave for reserve duty, and are not worked, the holiday allowance shall be paid.




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         Section 3 -- Work on Fixed Holidays:

         A. An employee required to work on a fixed holiday falling on his/her scheduled day off shall be paid at the rate of one and one-half (1 1/2) times his/her straight time rate for the work so performed, plus a holiday allowance for all such hours worked at his/her straight time rate of pay.

         B. An employee required to work on a fixed holiday falling on his/her regular scheduled workday shall be paid at time and one-half (1 1/2) his/her straight time rate for work so performed, plus a holiday allowance for all such hours worked at his/her straight time rate of pay.

         C. Where any of the fixed holidays are not required to be worked, the holiday allowances of eight (8) hours at the straight time rate is to be paid only to those actively employed during the week in which a holiday occurs. If the fixed holiday falls within an employee's vacation period, he/she shall be compensated by an extra day's vacation, or receive an extra day's pay, at the option of the Employer.

         Section 4 -- Personal Holidays: Employees shall receive six (6) paid personal holidays during each calendar year. A personal holiday schedule shall be made available for employee choices at the beginning of each year and employees shall select proposed days for such use. In the event that selected days are contrary to the operational needs of the station, seniority shall prevail. In utilizing the six personal holidays, at least two (2) days must be taken in each of the first and second quarters of the calendar year. The employee's remaining personal holidays can be utilized at any time during the remainder of the calendar year.

         Section 5 -- Eligibility: To be eligible for holiday pay, an employee must have worked, unless specifically excused by the Employer, his or her last scheduled work day immediately preceding and immediately following the holiday.


                                  ARTICLE VIII
                                   VACATIONS

         Section 1 -- Vacation Entitlement: Vacation pay for full-time employees shall be in the amount of the employee's straight time earnings for forty (40) hours for each week of vacation accrued. Vacation entitlement is based upon the calendar year. Eligible employees earn vacation as follows:
Less than five years of service at January 1 of each year: two weeks; Five years of service or more at January 1 of each year: three weeks. Employees will earn vacation entitlement in the year of hire at the rate of five (5) hours a month.

         Section 2 -- Vacation Preferences: To the extent possible, preferences in the choice of vacations shall be given on a seniority basis. A sign-up sheet for vacation requests shall be posted prior to the commencement of the vacation year. The vacation year will be from




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January 1 through December 31. Vacations shall be taken during the year in which they are earned.

         Section 3 -- Vacation Relief: In the event it is necessary to retain vacation relief personnel, the Employer may do so and such relief employees need not be employed under the terms and conditions of this Agreement, unless they work in excess of forty (40) days in a year.

         Section 4 -- Vacation Pay at Termination: As long as an employee provides at least two (2) weeks' advance notice of resignation in writing, he or she shall be entitled to receive pay at termination for accrued but unused vacation leave for that year. Similarly, if an employee has utilized more vacation days at the time of separation than he or she has earned for the calendar year, the Employer is authorized to deduct an amount representing such overage from the employee's final paycheck.

         Section 5 -- Payment of Accrued Vacation Leave: With the January 22, 1998 payroll, all earned and unused vacation time as of December 31, 1997, will be paid to all employees.

         Section 6 -- No Carryover of Unused Leave: Vacations cannot be accumulated and must be taken during the calendar year and, unless such nonuse is caused by the Employer's need to reschedule the employee to be present, will be forfeited at year end. Payment will not be made in lieu of time not taken. There will be no compensatory time off for an illness or accident which occurs after an employee has started a regularly scheduled vacation.

         Employees may utilize up to one week's vacation entitlement for single day or combinations of days vacation leave. All remaining entitlements must be taken in weekly units.


                                   ARTICLE IX
                                   SENIORITY

         Section 1 -- Definition of Seniority: For the purposes of this Agreement, seniority shall be computed using prior continuous, uninterrupted full-time employment with the Employer.

         Section 2 -- Seniority Roster: The Employer shall maintain a roster of bargaining unit employees establishing the name, position and date of hire which shall be available for examination by such employees.

         Section 3 -- Loss of Seniority: Seniority and status as an employee shall be lost in the following manner:

                 a)       By voluntarily quitting.
                 b) Failure to report after expiration of leave of absence.
                 c) Failure to report to work after a layoff within three (3) working days of receipt or seven (7) calendar days after mailing, whichever is later, of a certified letter containing proper notification recall by the Station, mailed





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                          to employee's last known address.  A simultaneous
                          copy will be given to the Union.
                 d)       Discharge.
                 e)       Layoff for a period equal to two years.
                 f) An employee is absent three (3) consecutive work days without notification to the Station, unless justifiable reasons can be afforded.
                 g) An employee is determined to have falsified his/her application for employment, or other Station records.
                 h) Except as otherwise provided in the contract, failure to perform any bargaining unit work for the Station for one year.


                                   ARTICLE X
                               LEAVES OF ABSENCE

         Section 1 -- Sick Leave: All full-time employees shall receive paid sick leave each year to be calculated on the basis of eighty (80) hours per year (January 1 through December 31) and shall be able to accumulate up to a maximum of eighty (80) hours of unused leave for use in the next year. During the period from October 1, 1997, through December 31, 1997, employees shall receive twenty (20) hours sick leave (pro-rated). Newly hired full-time employees shall receive a pro-rated number of sick days during the first calendar year of employment.

         The Employer reserves the right to require a doctor's certificate or other acceptable proof of illness for any suspected abuse of sick leave used.

         Section 2 -- Bereavement Leave: In the event of a death in the employee's immediate family, namely: parents, siblings, children, spouse, grandparents, grandchildren, mother or father-in-law, son- or daughter-in-law, he/she shall receive paid leave in order to attend services, in accordance with the schedule for bereavement leave provided to nonbargaining unit employees as per the employee handbook.

         Section 3 -- Jury Duty: Employees shall receive jury duty pay in accordance with the schedule for jury duty pay provided to nonbargaining unit employees as per the employee handbook.

         Section 4 -- Family and/or Medical Leaves of Absence: Employees shall have the right to take unpaid leaves of absence in accordance with the Employer's policy relative to the Family and Medical Leave Act (FMLA) as provided to nonbargaining unit employees as per the employee handbook. During such leaves, the employee's seniority, vacation and holiday accrual, and accrual of all other benefits, shall be frozen until he/she returns to work.

         Section 5 -- Military Leaves: Employees shall have the right to take military leave in accordance with the provisions for military leaves provided to nonbargaining unit employees as per the employee handbook.




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         Section 6 -- Union Leaves:  The Union may designate an employee who shall be granted a reasonable short-term unpaid leave of absence for the purpose of attending to Union business, subject to the operational needs of the Station.

         Section 7 -- Other Personal Leave: Should urgent circumstances arise, employees may request an unpaid leave for personal reasons. All earned vacation time must be taken before any leave begins. Personal leaves are limited to a maximum of thirty (30) days after the full use of vacation time.

         Section 8 -- Child Bearing Leave: Employees shall have the right to take maternity leave in accordance with the provisions for maternity leave provided to nonbargaining unit employees as per the employee handbook.


                                   ARTICLE XI
                                FRINGE BENEFITS

         Section 1 -- Health, Dental and Vision Coverages: During the term of this Agreement, full-time employees and their dependents shall receive health, dental and vision benefits in accordance with the Employer's plans in effect as of the execution of this Agreement. The Employer shall bear the entire cost of the monthly premium for the employee coverage.

         If an employee chooses dependent coverage, his or her contribution to the cost of such dependent coverage premium shall be as follows: Eligible Employees hired prior to the commencement of this Agreement -- Eleven Dollars and Fifty Cents ($11.50) per pay period and one hundred (100%) percent of any premium cost increased subsequent to February 28, 1998; For employees hired
after the commencement of this Agreement:   fifty (50%) percent of dependent
costs at time of hire plus one-hundred (100%) percent of any premium cost increased thereafter.

         The Union's designated Committee shall have the right to review the Plan after each year and make suggestions, where appropriate, relative to the Plan.

         Section 2 -- 401(k) Benefits: Employees covered by this Agreement shall be eligible to participate in the Employer's 401(k) savings plan at the same rate and benefit levels provided to nonbargaining unit employees. All administrative costs and expenses associated with the Plan shall be borne by the Employer and no charges for same shall be made against participating employee accounts.

         Section 3 -- Life Insurance: During the term of this Agreement, all full-time employees shall receive, at no cost to the employee, life insurance coverage in accordance with the Employer's plan in effect as of the execution of this Agreement. Such plan shall provide a death benefit in the amount of one and one-half (1 1/2) the individual employee's salary.

         Section 4 -- Long and Short Term Disability Insurance: During the term of this Agreement, the Employer shall provide, at no cost to the employee, long and short term






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disability insurance coverage for each full time employee.  Such maintenance coverages shall be in accordance with the Employer's disability insurance plans afforded to nonbargaining unit employees at the station.

         Section 5 -- Long Term Care Plan: During the term of this Agreement, the Employer shall provide, at no cost to the employee, the benefits of the long term care coverage plan, for each full time employee. Such coverage shall be in accordance with the Employer's coverage plans afforded to nonbargaining unit employees at the station.

         Section 6 -- Travel Accident Benefit Plan: During the term of this Agreement, the Employer shall provide, at no cost to the employee, the benefits of the travel accident benefit plan for each full-time employee. Such coverage shall be in accordance with the Employer's coverage plans afforded to nonbargaining unit employees at the station.


                                  ARTICLE XII
                                   SEVERANCE

         Section 1 -- Layoff: Layoffs and rehiring following layoffs shall be in accordance with seniority within the bargaining unit, provided that the senior employee or employees shall have, in the judgment of the Employer, the necessary qualifications, experience and ability to perform the available work, and shall require a minimum of two (2) weeks' written notice to the Union and the employee or two (2) weeks' salary in lieu thereof.

         Section 2 -- Severance Pay: Any employee who is laid off for any reason other than just and sufficient cause shall be entitled to severance payments as noted herein, in addition to any accrued vacation leave.

                 Continuous Service                Severance Pay
                 ------------------                -------------
         Less than six months                         None
         After six months and up to two years       One Week
         After two years and thereafter             One week per year of service
                                                    up to thirteen (13) weeks

         The amount of severance shall be in addition to any pay in lieu of notice entitled under Section 1 of this Article.

         Severance pay is not payable upon a voluntary resignation, change from full-time to part-time status of employment, disability, retirement or in connection with the sale of the business or Station if the employee is offered a comparable position by the Purchaser.

         Section 3 -- Layoffs Resulting from Automation or Technology:
Whenever any layoff results from the introduction of any process, equipment or device not now in use and within Union jurisdiction, the employee to be laid off will be given at least two (2) months' notice in advance of the effective date of the layoff or two (2) months' pay in lieu thereof.

         Section 4 -- Rehire After Layoff Exceeding Two Years: An employee who is rehired after a layoff extending beyond two (2) years shall re-enter the employ of the Employer for all purposes as a new employee.

         Section 5 -- Credit of Severance Pay: If an employee who has received severance pay is rehired, the period for which he/she has received such severance pay shall be excluded in determining any entitlement to severance pay upon his/her subsequent layoff.


                                  ARTICLE XIII
                             PROBATIONARY EMPLOYEES

         Trial Employment for New Employees: Any new employee shall be considered to be on probationary, trial employment for a period of three (3) months. The Employer may extend the trial employment period an additional three (3) months. During the three (3) month trial employment period, or the three (3) month extension of the trial employment period, the Employer may discharge or discipline such employee at any time, with or without just cause.

         Employees on trial employment will not be entitled to welfare benefits, as outlined in Article XI, until they have successfully completed their trial employment, with the exception of Group Health Insurance coverage. Trial employment employees are also entitled to receive holiday benefits as outlined in Article VII for any holiday occurring during their trial employment.

         During this period, such employees may be discharged for any reason and shall not be entitled to the provisions of Article III of this Agreement. Successful completion of the trial employment shall not be considered as an offer, by the Employer, of any employment contract except as otherwise provided herein.


                                  ARTICLE XIV
                              GRIEVANCE PROCEDURE

         Section 1 -- Grievances: In the event any difference arises between the Employer and the Union, or any of the employees of the Employer, as to the meaning and application of or compliance with the express provisions of this Agreement, such differences shall be settled in the following manner:

         Section 2 -- Step 1: The grievance or dispute shall be reduced to writing within five (5) days after it arises or within five (5) days after the employee or the Union knew, or should have known, of such dispute or grievance. The aggrieved party shall serve a copy thereof upon the other party to this Agreement.

         Section 3 -- Step 2: The Shop Steward and the Supervisor shall meet and confer as promptly as possible. If not settled satisfactorily within three
(3) working days, a written
response will be given to the grievant and concerned parties in Step 3 within ten (10) working days from the meeting.

         Section 4 -- Step 3: The Shop Steward, Business Representative of the Union and the General Manager of the Station shall meet and confer as promptly as possible. If not settled satisfactorily within three (3) working days, the parties shall proceed to the next step.

         Section 5 -- Step 4: The grievance may be presented to the designated Vice-President and Treasurer of the Employer. If not satisfactorily settled within fifteen (15) working days after submission in the case of a disputed discharge, or within thirty (30) days in the case of other disputes, either party may request arbitration.

         Section 6 -- Arbitration: Notice of intent to arbitrate must be given in writing to the other party within ten (10) days after Step 4. Arbitration shall be in accordance with the rules and regulations of the American Arbitration Association. The expense of the arbitrator shall be shared equally by the parties hereto.

         Section 7 -- Arbitration Awards: The arbitrator shall not have authority to add to, subtract from, change or modify any provision of this Agreement, but shall interpret the existing provisions of the Agreement and apply them to the specific facts of the grievance, controversy, or dispute. The decision of the arbitrator shall be final and binding on the parties.

         Section 8 -- Waivers: The failure to follow the procedures and steps outlined, or the failure to follow the time limits within which certain acts may be done, or the expiration of any such time limits, shall be an absolute bar to further processing of grievances or the arbitration thereof. Waivers of any such procedures or time limits must be in writing and signed by the parties. If the Employer fails to respond by the time limits herein, the Union shall have the right to process the grievance to the next step of the procedure, as if the Employer has complied with the time limits.

         Section 9 -- Preservation of Rights: Nothing contained herein shall prevent an employee from exercising his/her rights under Section 9(a) of the Labor-Management Relations Act of 1947, as amended. Only the Union may process the grievance through arbitration.

         Section 10 -- Multiple Grievances: Not more than one (1) grievance may be submitted to the same arbitrator unless the Employer consents thereto. The Union business representative shall have the authority to withdraw or settle any grievance prior to the decision or award of the arbitrator.

         Section 11 -- Limitations on Authority: The authority of the arbitrator shall be limited as follows:

         A. In considering whether a matter is subject to arbitration as a matter of right, and in considering the case on its merit and interpreting and applying the provisions of this Agreement, it is mandatory that the arbitrator shall be guided by the fundamental principle that the Employer retains all rights to manage its business, including, but not limited thereto, those specifically retained in this contract, unless expressly modified or restricted by a specific provision of this contract.

         B. The decision and award of the arbitrator shall not be made retroactive to a date more than twenty-one (21) days prior to the date notice of grievance was first served.

         C. In any proceedings seeking to require or stay arbitration or to stay, enforce, modify, or set aside a decision or award of the arbitrator, none of the provisions of this contract shall deprive a court of its power to determine questions or arbitrability, or the jurisdiction of an arbitrator or the validity of any decision or award of the arbitrator.


                                   ARTICLE XV
                               MINIMUM COMPLEMENT

         During the term of this Agreement, the Station will employ a minimum complement of thirty (30) full-time employees for this bargaining unit.


                                  ARTICLE XVI
                               MANAGEMENT RIGHTS

         Section 1 -- Management Rights: Except as expressly abridged by a specific provision of this Agreement, the Station reserves and retains exclusively all of its normal and inherent rights with respect to the management of its business, including but not limited:

                 o to the right to determine and from time to time, to re-determine, the number, location and types of its stations' facilities and operations;
                 o to select and direct the working forces in accordance with the requirements determined by management;
                 o to establish and change work schedules and assignments;
                 o to lay off, terminate or otherwise relieve employees from duty for lack of work or other legitimate reason;
                 o to make and enforce reasonable rules for the maintenance of discipline;
                 o to suspend, discharge, or otherwise discipline employees;
                 o to determine the means, methods and processes of work;
                 o to alter, rearrange, change, extend, curtail or discontinue its operations, partially or completely;
                 o to determine the size and assignment of the work force;
                 o to determine the equipment to be used, and the number and kind of programs to be produced or aired or services to be rendered;
                 o and otherwise to take such measures as management may determine to be necessary to the orderly, efficient, and economical operation of the business.

         Any of the rights, powers, authority, and functions the Station had prior to the negotiations of this Agreement are retained by the Station, except as expressly abridged by a specific provision of this Agreement. The Station's not exercising rights, powers, authority, and functions reserved to it, or its exercising them in a particular way, shall not be deemed a waiver of said rights, powers, authority, or functions, or of its right to exercise them in some way not in direct violation of a specific provision of this Agreement.

         Section 2 -- Rules and Regulations: The Station shall have the right to establish, enforce, amend, and maintain reasonable rules of employee conduct, which, when published or posted, shall be observed.

         Section 3 -- Complete Agreement: The parties agree that in interpreting the terms of this Agreement, the Employer shall not be bound to any claims of "past practice" which may have existed under the ownership and operation of WJAC-TV, by prior owners before the commencement of this Agreement.


                                  ARTICLE XVII
                               NO STRIKE/LOCKOUT

         During the term of this Agreement, there shall be no general, partial or sympathy strikes, picketing, boycotts, work stoppages, slow-downs, or concerted interruptions or delays of work, or any other interruption of the Station's normal operations or similar activity. Neither the Union nor any of its officers, representatives, agents, or employees shall authorize, assist, support, cause or participate in, any activities described in the above paragraph. Nor shall any member assist, support, cause or participate in any such activities.

         The Union agrees that it shall immediately make every reasonable effort to terminate any activity in violation of this clause.

         The Station shall likewise not lock out employees during the term of this Agreement.


                                 ARTICLE XVIII
                               TERM OF AGREEMENT

         Section 1 -- Term: This Agreement shall take effect as of October 1, 1997, and remain in effect up to and including September 30, 2002, unless changed or terminated in the manner hereinafter provided, and it shall be automatically renewed and remain in effect from year to year thereafter.

         Section 2 -- Notice to Bargain: Either party desiring to modify the terms of this Agreement must notify the other in writing at least sixty (60) days prior to its expiration. Whenever such notice is given, the proposals of the parties shall be exchanged within a reasonable period thereafter, and the parties shall enter into negotiations.

                                  ARTICLE XIX
                                 MISCELLANEOUS

         Section 1 -- Certain Transmitter Maintenance and Repairs: In no event shall any qualified technician be required or permitted to perform any duties inside the interlocked transmitter enclosures unless another qualified employee technician or engineer is also present.

         Section 2 -- Successors and Assigns: This Agreement shall be binding upon the parties hereto and their successors and assigns.

         Section 3 -- Severability: Should any of the provisions of this Agreement become unlawful by virtue of any Federal or State law, such provision shall be modified to comply with such law, but in all other respects, the provisions of this Agreement shall continue in full force and effect.

         Section 4 -- Waiver of Rights: No employee shall have the right to waive any of the provisions of this Agreement without the written consent of the Union.


         IN WITNESS WHEREOF, the Employer and the Union have hereunto set their hands, the day and year above written:

International Alliance of Theatrical Stage                          WJAC-TV
Employees, Moving Picture Technicians,
Artists and Allied Crafts of the
United States of America, TBSE, Local 902



By: /s/ Jody L. Vavrek                              By:  /s/  Martin Ostrow
   ----------------------------                        ----------------------
    /s/ Robert C. Rigo
   ----------------------------
    /s/ John A. Foster
   ----------------------------

By: /s/ Thomas J. Kiousis, Jr.
   ----------------------------

   International Representative
   -----------------------------
      Thomas J. Kiousis, Jr.
      International Representative





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